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                                                                   EXHIBIT 10.28

               SETTLEMENT, RELEASE AND CONFIDENTIALITY AGREEMENT

     This settlement, release and confidentiality agreement (the "Agreement") is made and entered into by and between Larry H. Carpenter ("Employee"), his heirs and assigns, and TGX Corporation, its successors, subsidiaries and affiliates (the "Company").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, Employee commenced employment either as a consultant or employee with the Company on or about March 30, 1992 and has entered into that certain Personal Service and Employment Agreement dated as of March 31, 1992 and that further Employment Agreement made as of April 1, 1995 (the "Employment Agreement"); and

     WHEREAS, Employee's active service for the Company terminated on February 10, 1997; and

     WHEREAS Employee and the Company desire to settle fully and finally all differences between them, including, any claims that might arise out of: (i) Employee's employment with the Company; (ii) the termination thereof; and (iii) the Employment Agreement.

     NOW THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

     1. Employee agrees that his active employment with the Company terminated as of February 10, 1997 (the "Termination Date") and as of the Termination Date he no longer serves as President or as any other officer or an employee of the Company. Employee agrees that effective as of the date upon which the parties hereto execute this Agreement and Employee receives the cash payment provided for herein (the "Effective Date") Employee agrees that he is no longer a director of the Company and Employee shall execute a formal letter of resignation as a director. Employee acknowledges and understands that he will not be reemployed by the Company. Employee specifically waives all claims for back pay, front pay, vacation pay, sick pay, bonus pay, or any other form of compensation, except as set forth herein.

     2. Employee represents that he has not filed any claim, complaint, charge, or lawsuit against the Company with any governmental agency or any court, and that he will not do so at any time hereafter for any matter, claim, or incident known or unknown which occurred or arose out of occurrences on or prior to the Effective Date; provided, however, that this shall not limit Employee from filing a claim or lawsuit for the sole purpose of enforcing his rights under this Agreement.

     3.   Employee and the Company agree that all claims of any nature whatsoever by Employee against the Company, its legal representatives, successors, assigns, officers, directors, employees, agents, affiliates or attorneys for any matters which arose during the time, or as a result of, Employee's employment with the Company, whether known or unknown, suspected or unsuspected, including but
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          not limited to, rights under federal, state, or local laws prohibiting age, race, religion, or other forms of discrimination; or claims growing out of any legal restrictions on the Company's right to terminate its employees, except as provided in Paragraph 4 hereof or claims arising out of this Agreement shall be resolved and settled on the following basis:

          (a) Upon the execution of this Agreement by Employee, and upon the Company's receipt of the certificate representing the Stock, defined below, Employee shall receive $225,000 in cash (subject to applicable deductions for taxes, F.I.C.A., etc.) less any amounts previously paid to Employee for the period after the Termination Date. Such payment shall be in full consideration for all accrued and unpaid vacation, sick pay, services or other cash compensation Employee may believe he is entitled to receive from the Company.

          (b) Employee hereby waives any and all rights he may have, and hereby forfeits, all right, title and interest in 100,000 shares of TGX Series A Senior Preferred Stock (the "Stock") which otherwise would have become non-forfeitable on April 1, 1997 and the Company acknowledges and agrees that after such forfeiture Employee shall continue to own all other shares of Stock which have heretofore vested and as to which restrictions thereon have lapsed pursuant to Section 5 of the Employment Agreement or otherwise. Upon execution of this Agreement, Employee shall return to the Company, for cancellation, a certificate he holds representing 200,000 shares of the Stock, and in exchange the Company shall deliver to Employee a certificate evidencing his ownership of 100,000 fully paid and non-assessable shares of the Stock.

          (c) Employee agrees that for a period not to exceed twelve months from the Effective Date and up to a maximum of 20 hours during such period, Employee will consult with the Company concerning operations, litigation, etc. with Employee to be paid at a rate of $75 per hour for the next 20 hours and then at a rate of $150 per hour for each hour thereafter. Employee's consulting obligation shall be effected upon the request of the Chairman of the Board of the Company.

     4. Except for the rights of the Employee and the Company contained in this Agreement, Employee, on the one hand, and the Company on the other, each mutually RELEASES, ACQUITS, AND FOREVER DISCHARGES the other, their legal representatives, successors, assigns, officers, directors, employees, agents, affiliates and attorneys, of and from any and all claims, obligations, liabilities, suits, complaints, debts, obligations, reckonings, promises, covenants, controversies, actions, causes of action, trespasses, variances, judgments, executions, damages, demands, rights, titles, interests, charges, encumbrances or liens of any kind or nature, whether known or unknown, whether liquidated or unliquidated, whether in tort or in contract or otherwise which Employee or the

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          Company has heretofore held, may now hold, or may hereafter hold, arising out of or relating to any act, omission, or occurrence on or prior to the Effective Date, including without limitation, any breach of fiduciary duty, breach of any duty of good faith or fair dealing, breach of confidence, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, intentional or negligent infliction of emotional or mental distress, employment discrimination, sexual harassment, tortious interference with corporate governance or prospective business advantage, breach of contract, tortious interference with contract, deceptive trade practices, libel, slander, conspiracy, usury, fraud, misrepresentation, omission, mistake, or violation of any federal or state securities law, regulations, or rules. Specifically, Employee and the Company further agree that neither he nor they nor any of his or their legal or personal representatives or successors or assigns will institute, prosecute, or in any way aid in the institution or prosecution of any claim, demand, action, or cause of action now existing or hereafter asserted against Employee or the Company or their legal and personal representatives, successors, assigns, officers, directors, employees, agents, affiliates, or attorneys arising out of or relating to any of the foregoing. Employee and the Company specifically acknowledge that they are irrevocably releasing each other of any obligations and any rights of Employee or the Company under, and each is hereby terminating, any and all employment agreements, bonus agreements, rights to equity in the Company, any compensation plan or agreement, any bonus plan or agreement, and any rights to vacation pay or sick pay, and any stock option, stock purchase, or similar plan or agreement with the Company, in effect on the date hereof. Employee, however, does not release any rights he may have for indemnification, exculpation, or coverage pursuant to the express terms of the Certificate of Incorporation, or By-laws of the Company, or under any policies of insurance covering acts or omissions of Employee while employed by the Company or pursuant to Section 19 of the Employment Agreement.

     5. Employee and the Company agree that this Agreement shall inure to the benefit of any successor, assignee, or legal representative of any of the Employee, or the Company, it being understood that this Agreement does not purport to grant a release from liabilities or obligations originating from acts, omissions, or circumstances arising subsequent to the Effective Date and/or in connection with the terms of this Agreement.

     6. If any court or arbitrator shall determine that any of the provisions hereof is for any reason, or to any extent, invalid or unenforceable, the remaining provisions are not invalidated and their application to other persons or circumstances shall continue in full force and effect to bind Employee and the Company.

     7. The parties hereto acknowledge and agree that their execution of this Agreement does not constitute in any manner whatsoever any admission of liability on their part for any matters covered by or released hereby, but that such liability is specifically denied, and that entering into this Agreement is simply to

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          compromise, settle and release any and all potential claims relating to such matters, if any, which may have been or could have been alleged.

     8. This Agreement shall be governed by, construed and interpreted according to the laws of the State of Texas without regard to the conflicts of laws principles thereof and venue for any dispute arising hereunder shall lie exclusively in Houston, Texas.

     9. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

     10. Employee and the Company represent and agree that they will keep the terms, conditions, and amounts of this Agreement and all other agreements between themselves completely confidential and that they will not hereafter voluntarily disclose any information concerning this Agreement and all other agreements between themselves to anyone except their immediate families, legal counsel, accountants, and financial advisors, provided, however, that they agree to keep this information confidential and not disclose it to others. Employee further agrees that upon the Effective Date, he has not, and will not, take with him or retain without prior written authorization of the Company, any papers, writings or other property which is, or directly relates to Confidential Information. Employee further agrees that all such Confidential Information shall at all times belong to and remain the property of the Company and that Employee shall return all such Confidential Information immediately. Employee agrees that except as may be required by law, or in a judicial proceeding under law, Employee will disclose to any person or other entity any Confidential Information, directly or indirectly, for a period of three years after Employee's employment has terminated with the Company. Employee agrees that he will not use any Confidential Information to compete with the Company nor will Employee use any Confidential Information in a manner which is detrimental to the Company. Employee agrees that in addition to any other remedy available at law or equity, the Company shall be entitled to injunctive relief, without the posting of any bond, in the event of a breach of the confidentiality agreement set forth in this paragraph. For the purposes of this Agreement, "Confidential Information" shall mean any non-public information as to or concerning the profits, revenues, expenses, cash flow, prospects, well information, information relating to any of their operations of the Company and any other non-public financial or operating information concerning any project owned or operated by the Company. Confidential Information shall not mean (i) information with regard to the Company which is already in the hands of third parties if that information is not subject to a confidentiality agreement or other obligation of secrecy between the Company and the third party that has such information; (ii) information with regard to the Company which generally becomes available to the public other than as a result of disclosure by Employee; and (iii) information with regard to the Company which becomes available to Employee on a non-confidential basis from a third party that is not

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          under a duty to, or agreement with, the Company to keep such information confidential.

     11. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meeting and not strictly for or against any of the parties.

     12. Employee acknowledges that Employee has had the opportunity to consult with counsel in connection with the negotiation and execution of this Agreement and all other matters contemplated hereby, that Employee has had the opportunity to review and reflect on all terms of this Agreement and that Employee has not been subject to any undue or improper influence interfering with the exercise of Employee's free will to execute this Agreement. Employee does not rely, and has not relied, on any representation, promise or inducement concerning this Agreement made by the Company, its officers, directors, employees, agents or attorneys, with the exception of the consideration expressly contained herein in executing the Agreement.

     13. Employee agrees that for a period of three years from the Effective Date neither he nor any Affiliate (as that term is defined in Rule 405 under the Securities Act of 1933) (regardless of whether such person or entity is an Affiliate on the date hereof) will (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of the Company, except Employee may purchase Stock which Employee contributed to his ex-spouse, (ii) make, or in any participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the Proxy Rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, (iii) form, join, or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to any voting securities of the Company (except to the extent you and your ex-spouse are considered a "group"), or (iv) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors, or policies of the Company.


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  NOTICE. THE EXECUTION OF THIS MUTUAL RELEASE WILL RESULT IN IMPORTANT LEGAL
  CONSEQUENCES. YOU SHOULD READ IT CAREFULLY. YOU ACKNOWLEDGE THAT YOU HAVE CONSULTED WITH AN ATTORNEY BEFORE SIGNING IT.

     IN WITNESS WHEREOF, the undersigned parties hereto have executed this Agreement as of the 31st day of March, 1997.



                              -----------------------------------
                              Name:  Larry H. Carpenter


                              TGX CORPORATION


                              By:
                                 --------------------------------
                              Name:     Michael A. Gerlich
                              Title:    Interim President